EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

JACK HENRY & ASSOCIATES FISCAL 2010 FIRST QUARTER NET INCOME INCREASES 17%

Monett, MO. November 3, 2009- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing services for financial institutions, today announced first quarter fiscal 2010 results with a 17% increase in net income and an increase of 3% in gross profit over the first quarter of fiscal 2009. Revenue remained even and cost of sales was down 2% compared to last year.

For the quarter ended September 30, 2009, the company generated total revenue of $182.3 million, compared to $183.1 million in the same quarter a year ago. Gross profit increased to $74.4 million compared to $72.5 million in the first quarter of fiscal 2009. Net income totaled $26.3 million, or $0.31 per diluted share, compared to $22.5 million, or $0.26 per diluted share in the same quarter a year ago.

According to Jack Prim, CEO, "Both of the recently announced acquisitions support our strategy to acquire companies that provide proven solutions we can cross sell to our core bank and credit union clients, that generate new cross-sale opportunities among our respective client bases, and that expand the specialized products and services ProfitStars can sell to virtually any financial services organization regardless of core processing platform or asset size.  These two acquisitions also strategically expand our electronic payment offerings and will provide additional points of competitive distinction once our integration initiatives are complete.   Integration efforts of the Goldleaf acquisition, which closed on October first, are tracking in accordance with our plan and we continue to discover additional cost and operational synergies.  The Pemco Technologies acquisition expands our electronic payments footprint and adds credit card transaction processing solutions that complement the ATM and debit card solutions we already provide.  We believe both of these acquisitions provide opportunities for significant cost synergies and revenue growth going forward."

Operating Results

"Our support and services revenue continues to generate growth and offset the lack of discretionary complementary product license fees and hardware sales caused by the current economic environment," stated Tony Wormington, president.  "However, the weak license sales also have negatively impacted one-time implementation fees and delayed some work orders.  One-time implementation revenue was down 8% for the quarter compared to last year.  Our electronic payments revenue grew 7% for the quarter compared to the prior year and OutLink, which is our data and item processing revenue, also increased 7% compared to a year ago. We have continued to diligently manage our costs so our support and service margins increased to 39% compared to 37% in the same quarter last year."

License revenue decreased 14% to $11.4 million, or 6% of first quarter total revenue, compared to $13.3 million, or 7% of first quarter total revenue a year ago. Growth of in-house support fees, outsourcing, and EFT support contributed to the 3% increase in support and service revenue which expanded to $155.9 million in the first quarter of fiscal 2010 from $151.9 million for the same period a year ago. Support and service revenue grew to 86% of fiscal 2010 first quarter revenue from 83% of revenue last year. Hardware sales in the first quarter of fiscal 2010 decreased 16% to $15.0 million or 8% of first quarter total revenue, from $17.9 million, or 10% of total revenue for the first quarter of fiscal 2009.

Cost of sales for the first quarter decreased 2%, from $110.6 million for the three months ended September 30, 2008 to $107.9 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 3% to $74.4 million compared to $72.5 million last year. Gross margin for the first quarter of fiscal 2010 was 41% compared to 40% a year ago for the same period.

Gross margin on license revenue for the first quarter of fiscal 2010 was 90% compared to 92% a year ago for the same period. The decrease is primarily due to an increase in the amount of third party software delivered during the quarter. Support and service gross margin increased to 39% for the first quarter of fiscal 2010 compared to 37% a year ago for the same period. Hardware gross margin increased to 27% for the first quarter of fiscal 2010 compared to 25% for the same quarter last year primarily due to the sales mix of hardware sold.

Operating expenses decreased 12% to $32.5 million for the first quarter of fiscal 2010 compared to $36.9 million for the same quarter a year ago primarily due to decreased employee-related expenses. Selling and marketing expenses decreased 13% in the first quarter to $12.1 million from $13.9 million in the prior year's quarter. Selling and marketing expenses were 7% of revenue for the first quarter of fiscal 2010 compared to 8% of revenue for the same quarter a year ago. Research and development expenses decreased 12% to $10.1 million for the first quarter of fiscal 2010, from $11.5 million for the same quarter of fiscal 2009. Research and development expenses remained at 6% of revenue for both periods. General and administrative costs decreased 11% to $10.2 million in the first quarter of fiscal year 2010, from $11.5 million for the same quarter a year ago. General and administrative costs remained at 6% of revenue for both periods.

Operating income increased 18% to $42.0 million, or 23% of revenue for the first quarter of fiscal 2010, compared to $35.6 million, or 19% of revenue, a year ago. Provision for income taxes remained at 37% of income from continuing operations for both periods. The prior year rate does not include any impact of the Research and Experimentation Credit ("R&E Credit") since it had expired as of the end of the second quarter of fiscal 2008, but it has been included in the current year's first quarter provision. The R&E Credit is scheduled to expire on December 31, 2009, and accordingly, we are required under generally accepted accounting principles to allocate the credits generated prior to its expiration over the entire fiscal year. First quarter net income totaled $26.3 million, or $0.31 per diluted share, compared to $22.5 million, or $0.26 per diluted share, in the first quarter of fiscal 2009.

"Our managers and associates continue to do an outstanding job of controlling our overall costs and specifically our headcount which is actually down 1% from a year ago. At the same time our customer satisfaction ratings remain very solid and we continue to exceed their expectations based on the customer survey feedback," stated Kevin Williams, CFO.

For the first quarter of 2010, the bank systems and services segment revenue increased to $150.4 million, with a gross margin of 41%, from $149.9 million in revenue with a gross margin of 39% in the first quarter in fiscal 2009. For the first quarter of 2010, the credit union systems and services segment revenue decreased 4% to $31.9 million, with a gross margin of 39%, from $33.2 million in revenue with a gross margin of 40% in the first quarter in fiscal year 2009.

Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents increased to $108.0 million from $24.8 million compared to September 30, 2008. The current fiscal year started out with $52.7 million more in cash and cash equivalents than the prior year, primarily due to a greater portion of our annual maintenance billings being collected prior to June 30 than in the previous year. The cash balances decreased less from the July 1 beginning balances in the current year's first quarter because no treasury stock was purchased, whereas $31.3 million of treasury stock was purchased during the first quarter of fiscal 2009.

Deferred revenue increased 5% to $198.5 million at September 30, 2009 from $188.2 million a year ago. Stockholders' equity increased 12% to $656.8 million at September 30, 2009, from $587.9 million at September 30, 2008.

Cash provided by operations totaled $65.7 million in the current quarter compared to $59.2 million during last year's quarter. The following table summarizes net cash (in thousands) from operating activities:

	Three months ended September 30,

	2009	2008

Net income	$26,274	$22,509
Non-cash expenses	16,852	17,398
Change in receivables	70,878	87,989
Change in deferred revenue	(47,053)	(35,395)
Change in other assets and liabilities	(1,294)	(33,349)

Net cash provided by operating activities	$65,657	$59,152

Net cash used in investing activities in the current quarter was $17.3 million and primarily included cash outflows for capital expenditures totaling $12.0 million. Another major use of cash was $5.3 million for the development of software. In the first quarter in fiscal 2009, net cash used in investing activities of $13.3 million and primarily included cash outflows for the development of software totaling $6.1 million. Other major uses of cash included $4.2 million of capital expenditures for facilities and equipment and $3.0 million in acquisition-related payments.

Net cash used in financing activities in the current quarter was $58.6 million and included net repayment of short-term borrowings of $60.6 million and payment of dividends of $7.1 million. Cash used was partially offset by proceeds of $9.1 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first quarter of fiscal 2009, cash used in financing activities was $86.6 million and included net repayment of short-term borrowings of $50.0 million, payment of dividends of $6.4 million and the purchase of treasury stock of $31.3 million. Cash used was partially offset by proceeds of $1.1 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock.

Backlog, which is a measure of future business and revenue, increased 9% compared to year-ago levels to $291.2 million ($61.8 million in-house and $229.4 million outsourcing) at September 30, 2009. Backlog at September 30, 2008, was $266.2 million ($65.1 million in-house and $201.1 million outsourcing) and at June 30, 2009, it was $289.4 million ($66.8 million in-house and $222.6 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 9,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on November 4th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%
	September 30,		Change

	2009	2008

REVENUE
License	$11,402	$13,294	-14%
Support and service	155,926	151,947	3%
Hardware	15,003	17,857	-16%

Total	182,331	183,098	0%

COST OF SALES
Cost of license	1,120	1,089	3%
Cost of support and service	95,810	96,132	0%
Cost of hardware	11,010	13,348	-18%

Total	107,940	110,569	-2%

GROSS PROFIT	74,391	72,529	3%
Gross Profit Margin	41%	40%

OPERATING EXPENSES
Selling and marketing	12,125	13,932	-13%
Research and development	10,148	11,546	-12%
General and administrative	10,181	11,459	-11%

Total	32,454	36,937	-12%

OPERATING INCOME	41,937	35,592	18%

INTEREST INCOME (EXPENSE)
Interest income	41	563	-93%
Interest expense	(90)	(427)	-79%

Total	(49)	136	-136%

INCOME BEFORE INCOME TAXES	41,888	35,728	17%

PROVISION FOR INCOME TAXES	15,614	13,219	18%

NET INCOME	$26,274	$22,509	17%

Diluted net income per share	$0.31	$0.26
Diluted weighted avg shares outstanding	84,823	86,622

Consolidated Balance Sheet Highlights			%
(In Thousands-unaudited)	Sept 30,		Change

	2009	2008

Cash, cash equivalents and investments	$109,018	$25,831	322%
Receivables	124,633	125,958	-1%
TOTAL ASSETS	979,659	900,892	9%

Accounts payable and accrued expenses	$48,214	$36,343	33%
Deferred revenue	198,485	188,199	5%
STOCKHOLDERS' EQUITY	656,754	587,896	12%